UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 2, 2022

StepStone Group Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39510	84-3868757
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Lexington Avenue, 31st Floor

New York, NY 10017

(Address of Principal Executive Offices)

(212) 351-6100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	STEP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed by StepStone Group Inc. (the “Company”), the Company established a platform designed to expand access to the private markets for high-net-worth and accredited investors, known as Conversus. Conversus is in an early stage of its lifecycle and, to date, has been loss-making as it has required a net investment from StepStone to facilitate development of its capabilities and growth of its client base. At the establishment of the platform, the Conversus management team, through an entity named Conversus Holdings LLC (“CH”), were provided an ability to acquire the platform from StepStone in exchange for an amount which would have provided StepStone a return of its initial investment plus an equity return. The Company is today announcing the entering into of new arrangements, including the Option Agreement attached hereto as Exhibit 10.1 (the “Option Agreement”), which arrangements are intended to update the legacy Conversus compensation structure to better incentivize the Conversus team to grow the platform, while ensuring the platform will remain part of StepStone going forward. In connection with the announcement, the Conversus platform and its associated retail funds are expected to be rebranded as StepStone Private Wealth.

The summary below of the Option Agreement is a summary only and the full terms of the Option Agreement are incorporated by reference herein.

As part of the new arrangements, the team will receive a profits interest (the “Profits Interest”) in StepStone Conversus LLC (to be renamed StepStone Group Private Wealth LLC). Under the Option Agreement, (i) StepStone has the right to acquire the Profits Interest at the end of any fiscal quarter after June 30, 2027, in exchange for payment of a call price and (ii) CH has the right to put the Profits Interest to StepStone on June 30, 2026, September 30, 2026, December 31, 2026, March 31, 2027 or June 30, 2027 or at the end of any fiscal quarter after June 30, 2027, in exchange for payment of a put price. The applicable call or put price is, in certain circumstances, subject to an earnout or earndown.

The call or put price will be payable in cash unless the Company elects to pay a portion of the consideration in units of StepStone Group LP (“SSG Units”), each to be exchangeable into shares of the Company’s Class A Common Stock, and, in either case, rights under one or more tax receivable agreements. The Company has the right, but not the obligation, to pay up to 75% of the consideration in SSG Units. If the Company does elect to issue SSG Units, 70% of such SSG Units will be subject to a lock-up, with one-third of the units released from the lockup on each of the first, second and third anniversaries after issuance. If the Company determines that the SSG Units to be issued pursuant to the Option Agreement would represent more than 20% of the Company’s outstanding shares of Class A Common Stock at the time of issuance, it would expect to obtain shareholder approval of such issuances prior to the closing of the applicable call or put. J.P. Morgan Securities LLC acted as financial advisor to the Company.

A related FAQ is made available on the Company’s website at: https://shareholders.stepstonegroup.com/.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Option Agreement, dated November 2, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2022	STEPSTONE GROUP INC.

	By:	/s/ Scott W. Hart
Scott W. Hart
Chief Executive Officer